Exhibit 21.1
Subsidiaries of the Registrant
Networks In Motion, Inc., a Delaware corporation
Quasar Acquisition, LLC, a Maryland limited liability company
Solvern Innovations, Inc., a Maryland corporation
Longhorn Acquisition LLC, a Maryland limited liability company
NextGen Communications, Inc., a Maryland corporation
NextGen Communications, Inc., a Virginia corporation
NIM (TianJin) Co., Ltd., a corporation registered in China
Networks in Motion Sweden AB, a corporation of Sweden*
Canada TeleCommunication Systems ULC, an Alberta, Canada unlimited liability corporation*
TeleCommunication Systems Corp. of Maryland, a Maryland corporation*
TeleCommunication Systems (Holdings) Limited, a United Kingdom corporation*

*    These entities were subsidiaries of the Company as of December 31, 2009, but for which articles of liquidation have been filed prior to January 1, 2010.